Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated September 9, 2005, June 9, 2006 as to the effects of the restatement discussed in Note 20 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement discussed in Note 20), relating to the consolidated statements of operations, changes in stockholders’ equity, comprehensive income, and cash flows of Oriental Financial Group Inc., appearing in the Annual Report on Form 10-K of Oriental Financial Group Inc. for the year ended December 31, 2007, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.
/s/ DELOITTE & TOUCHE LLP

San Juan, Puerto Rico
November 14, 2008
Stamp No. 2371376
affixed to original.